Exhibit 1.4

August 25, 2014

STRICTLY CONFIDENTIAL

Mr. Winston C. Yen

Chief Financial Officer

Orient Paper Inc.

Science Park, Juli Road, Xushui County

Baoding City, Hebei Province

China 072550

Dear Mr. Yen:

This amendment amends our letter agreement dated April 2, 2014, between Orient Paper, Inc. (the "Company") and H.C. Wainwright & Co., LLC ("Wainwright"), as amended on July 1, 2014 and August 15, 2014 (the "Original Agreement") in order to cause the Company to deliver a cold comfort letter, addressed to Wainwright, and in form and substance reasonably satisfactory in all respects to Wainwright from BDO China Shu Lun Pan Certified Public Accountants LLP, the Company’s accounting firm, dated as of the date of each Closing. This amendment is effective as of August 25, 2014. All other terms of the Agreement (as defined therein) shall remain in full force and effect.

In acknowledgment that the foregoing correctly sets forth the understanding reached by Wainwright and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Very truly yours,

Very truly yours,

H.C. WAINWRIGHT & Co., LLC

By:	/s/ Mark W. Viklund
Name: Mark W. Viklund
Title: CEO

Accepted and Agreed:

ORIENT PAPER INC.

By	/s/ Winston C. Yen
Name: Winston C. Yen
Title: Chief Financial Officer

430 Park Avenue | New York, New York 10022 | 212.356.0500 | www.hcwco.com
Member: FINRA/SIPC